December 15, 2015	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release:        Immediately

Refer to:	Edward Sagebiel; egs@lilly.com; 317-433-9899

Juan R. Luciano elected to Lilly board of directors

INDIANAPOLIS, December 15, 2015 - The board of directors of Eli Lilly and Company (NYSE: LLY) has elected Juan R. Luciano as a new member, effective February 1, 2016.

Luciano is chief executive officer and president of Archer Daniels Midland Company (ADM), and a member of the ADM board of directors.

“I am pleased to welcome Juan to the Lilly board,” said John C. Lechleiter, Ph.D., chairman, president and chief executive officer. “Juan brings to the Lilly board a global perspective and a proven track record of leading high-performance, results-focused organizations. We will benefit from Juan’s broad business experience, including his knowledge of the food and agriculture sectors.”

Luciano joined ADM in 2011 as executive vice president and chief operating officer. He was named president in February 2014, and in January 2015 became the ninth chief executive in ADM’s 112-year history.

Since joining ADM, Luciano has overseen the commercial and production activities of ADM’s Corn, Oilseeds and Agricultural Services businesses, as well as its research, project management, procurement and risk management functions. He led the company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide, as well as the company’s efforts to improve its capital, cost and cash positions. Luciano also led the company’s move into ingredients.

Before joining ADM, Luciano had a successful 25-year tenure at The Dow Chemical Company, where he last served as executive vice president and president of the performance division.

Luciano is a governor of the Boys and Girls Clubs of America, and Midwest chair of the organization’s National Trustees Board. He holds an industrial engineering degree from the Buenos Aires Institute of Technology.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and newsroom.lilly.com/social-channels.

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